Exhibit 5.7

October 31, 2006

National Mentor Holdings, Inc.

313 Congress Street, 6th Floor

Boston, MA  02210

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to National Mentor Holdings, Inc., a Delaware corporation (the “Company”), and to Massachusetts Mentor, Inc., a Massachusetts corporation (the “Massachusetts Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company, the Massachusetts Guarantor and the subsidiaries of the Company listed on Schedule I hereto (the “non-Massachusetts Guarantors” and together with the Massachusetts Guarantor, the “Guarantors”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance by the Company of $180,000,000 aggregate principal amount of 11-1/4% Senior Subordinated Notes due 2014 (the “Exchange Securities”) and the issuance by the Massachusetts Guarantor of a guarantee (the “Guarantee”) pursuant to Article 11 and Article 12 of that certain indenture, dated as of June 29, 2006 (the “Indenture”), by and among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Transaction Documents” and, each individually, a “Transaction Document”):

(1)           the Registration Statement;

(2)           the Indenture; and

(3)                                  the Purchase Agreement, dated as of June 23, 2006, by and among the Company and J.P. Morgan Securities Inc., as representative of the purchasers listed on Schedule I thereto, as amended by that certain Joinder Agreement, dated as of June 29, 2006, by and among the Company, J.P. Morgan Securities Inc., and the other parties set forth on the signature pages thereto.

In rendering this opinion, we have also examined originals or copies, certified or otherwise identified to our satisfaction (the accuracy and completeness of which we have assumed without investigation), of (i) the Articles of Organization of the Massachusetts Guarantor and (ii) the By-Laws of the Massachusetts Guarantor, and such other corporate records, certificates of public officials, documents, other certificates and instruments, and we have made such other investigations, as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In delivering our opinion, we have assumed the genuineness of all signatures on original or certified copies, the conformity to original or certified copies of all copies submitted to us as conformed or other copies and the legal capacity of natural persons.

As to matters of fact relevant to this opinion, we have relied solely upon (and have assumed without investigation the accuracy and truthfulness of) written certificates, statements and representations of officers and other representatives of the Company and the Guarantors (including, without limitation, the representations and warranties of the Company and the Guarantors contained in the Transaction Documents), the representations and warranties of the other parties contained in the Transaction Documents, and upon certificates of public officials. We have made no independent investigation as to any factual matters in connection with the issuance of this opinion, and any limited inquiry undertaken by us during the preparation of this opinion should not in any way be regarded as such an investigation. With your permission, we have not examined the docket of any court or governmental agency.

Our opinions contained herein are subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance, equitable subordination, marshaling or other similar laws or doctrines now or hereafter in effect relating to creditors’ rights and remedies generally, (ii) the application of principles of equity (regardless of whether considered at a proceeding in equity or at law) including, without limitation, the principle that equitable remedies, such as the remedy of specific performance, are subject to the discretion of the court before which any proceeding therefor may be brought, and (iii) duties and standards imposed on parties including, without limitation, duties of good faith and fair dealing.

We express no opinion as to any provision contained in the Transaction Documents (i) providing for rights of indemnity or contribution, (ii) purporting to waive (or having the effect of waiving) any rights under the Constitution or laws of the United States of America or any state, (iii) providing for, or having the effect of, releasing any person prospectively from liability for its own wrongful or negligent acts, or breach of the Transaction Documents, (iv) requiring the payment of penalties, consequential or liquidated damages or the like, (v) specifying the jurisdiction the laws of which shall be applicable thereto or specifying or limiting the jurisdictions before the courts of which cases relating to the Transaction Documents may be brought, (vi) restricting access to legal or equitable remedies, (vii) providing that the failure to exercise any right, remedy or option under any Transaction Document shall not operate as a waiver thereof, (viii) to the effect that amendments, waivers and modifications to the Transaction Documents may only be made in writing, (ix) purporting to establish any evidentiary standard, (x) granting any power of attorney, or (xi) purporting to waive or otherwise affect any right to receive notice.

In rendering this opinion, we have assumed that no party will exercise any right or remedy except in an equitable and commercially reasonable manner and in good faith and that each party to any of the Transaction Documents has received the agreed upon consideration. We have also assumed that each party to the Transaction Documents (other than the Massachusetts Guarantor) has all requisite power and authority and has taken all necessary corporate or other action (including, without limitation, obtaining all governmental approvals, authorizations and consents and making all necessary filings with all applicable governmental entities required on its part) necessary to authorize, execute, enter into and perform its obligations under each Transaction Document to which it is a party and to effect the respective transactions contemplated thereby, and that each such Transaction Document (other than the Guarantee in the case of the Massachusetts Guarantor) constitutes the legal, valid and binding obligation of each such party and is enforceable against each such party in accordance with the respective terms thereof. We have also assumed that all laws, rules, regulations and decisions applicable to this opinion are generally available in terms of access and distribution following publication or other release and are in a format which makes legal research reasonably feasible.

We express no opinion as to the laws of any state or jurisdiction other than the internal laws of The Commonwealth of Massachusetts (without giving effect to conflicts of laws principles) that, in each case, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents. We express no opinion on laws applicable to the Massachusetts Guarantor solely as a result of the nature of its business, the business of the Company, or the business of the other Guarantors. To the extent that any other laws govern any of the matters as to which we are opining below, we have assumed, with your permission and without independent investigation, that such laws are identical to the state laws of The Commonwealth of Massachusetts and we express no opinion as to whether such assumption is reasonable or correct. We note that each of the Indenture and the Purchase Agreement states that it is governed by New York law.

We have assumed further that (1) the Company, the Guarantors and the Trustee have duly authorized, executed and delivered the Indenture in accordance with the law of New York and (2) the execution, delivery and performance by the Company, the Guarantors and the Trustee of the Indenture, the Exchange Securities and the Guarantee, as applicable, do not and will not violate the law of New York or any other applicable laws (excepting, in the case of the Guarantee, the law of The Commonwealth of Massachusetts).

Based upon and subject to the foregoing and to the last paragraph of this letter, we are of the opinion that when (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, and (b) the Guarantee has been duly issued, the Guarantee will constitute a valid and binding obligation of the Massachusetts Guarantor enforceable against the Massachusetts Guarantor in accordance with its terms.

Except as specifically stated herein, we render no opinion on matters relating to the Transaction Documents or the transactions contemplated thereby. This opinion is given and speaks only as of the date hereof and is limited to our knowledge of the facts and the laws, statutes, rules and regulations, and judicial and administrative interpretations thereof, as currently in effect, and assumes no event will take place in the future which will affect the opinions set forth herein. These are all subject to change, possibly with retroactive effect. We assume no obligation to advise you of changes of any kind that may hereafter be brought to our attention, even if such changes would affect our opinion, or to update or supplement this opinion after the date hereof. We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal matters” in the Prospectus included in the Registration Statement. We also consent to (i) the Trustee's relying on this opinion and (ii) Simpson Thacher & Bartlett LLP’s relying as to matters of Massachusetts law on this opinion in connection with the opinion of Simpson Thacher & Bartlett LLP to be rendered in connection with the Registration Statement.

Very truly yours,

/s/ Choate, Hall & Stewart LLP

CHOATE, HALL & STEWART LLP

SCHEDULE I

NON-MASSACHUSETTS GUARANTORS

Center for Comprehensive Services, Inc.

Cornerstone Living Skills, Inc.

Family Advocacy Services, LLC

First Step Independent Living Program, Inc.

Homework Center, Inc.

Horrigan Cole Enterprises, Inc.

Illinois Mentor, Inc.

Loyd’s Liberty Homes, Inc.

Mentor Management, Inc.

Mentor Maryland, Inc.

National Mentor Healthcare, LLC

National Mentor, LLC

National Mentor Holdings, LLC

National Mentor Services, Inc.

National Mentor Services, LLC

Ohio Mentor, Inc.

REM Arizona Rehabilitation, Inc.

REM Arrowhead, Inc.

REM Central Lakes, Inc.

REM Colorado, Inc.

REM Community Options, Inc.

REM Community Payroll Services, LLC

REM Connecticut Community Services, Inc.

REM Consulting & Services, Inc.

REM Consulting of Ohio, Inc.

REM Developmental Services, Inc.

REM Health, Inc.

REM Health of Iowa, Inc.

REM Health of Nebraska, LLC

REM Health of Wisconsin, Inc.

REM Health of Wisconsin II, Inc.

REM Heartland, Inc.

REM Hennepin, Inc.

REM Home Health, Inc.

REM, Inc.

REM Indiana Community Services, Inc.

REM Indiana Community Services II, Inc.

REM Indiana, Inc.

REM Iowa Community Services, Inc.

REM Iowa, Inc.

REM Management, Inc.

REM Maryland, Inc.

REM Minnesota Community Services, Inc.

REM Minnesota, Inc.

REM Nevada, Inc.

REM New Jersey, Inc.

REM North Dakota, Inc.

REM North Star, Inc.

REM Ohio, Inc.

REM Ohio Waivered Services, Inc.

REM Pennsylvania Community Services, Inc.

REM Ramsey, Inc.

REM River Bluffs, Inc.

REM South Central Services, Inc.

REM Southwest Services, Inc.

REM Utah, Inc.

REM West Virginia, Inc.

REM Wisconsin, Inc.

REM Wisconsin II, Inc.

REM Wisconsin III, Inc.

REM Woodvale, Inc.

South Carolina Mentor, Inc.

Unlimited Quest, Inc.